UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2007
SkillSoft Public Limited Company
(Exact Name of Company as Specified in Charter)

Republic of Ireland	0-25674	None

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

107 Northeastern Boulevard
Nashua, New Hampshire	03062

(Address of Principal Executive Offices)	(Zip Code)
Company’s telephone number, including area code: (603) 324-3000
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.01. Completion of Acquisition or Disposition of Assets
Item 2.03. Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Item 8.01 Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Ex-2.2 Side Letter to Purchase Agreement, dated as of May 14, 2007
Ex-10.1 Credit Agreement, dated May 14 2007
Ex-10.2 Guarantee and Collateral Agreement, dated May 14, 2007
Ex-99.1 Press Release dated May 14, 2007

Item 1.01. Entry into a Material Definitive Agreement
On May 14, 2007, in connection with the closing of the acquisition (the “Acquisition”) described below in Item 2.01, SkillSoft Public Limited Company, a corporation incorporated under the laws of the Republic of Ireland (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, its subsidiary SkillSoft Corporation, as borrower (the “Borrower”), Credit Suisse, as administrative agent and collateral agent (the “Agent”), Credit Suisse Securities (USA) LLC, as sole bookrunner and sole lead arranger, Keybank National Association, as syndication agent, Silicon Valley Bank, as documentation agent, and the lenders party thereto (the “Lenders”). The Credit Agreement provides for a $225 million senior secured credit facility comprised of a $200 million term loan facility and a $25 million revolving credit facility. Proceeds of the Credit Agreement will be used to finance the Acquisition and for general corporate purposes. In connection with the Acquisition, SkillSoft Corporation borrowed the entire $200 million available under the term loan facility. The term loan bears interest at a rate per annum equal to, at the election of the Borrower, (i) an alternative base rate plus a margin of 1.75% or (ii) adjusted LIBOR plus a margin of 2.75%, and revolving loans bear interest at a rate per annum equal to, at the election of the Borrower, (i) an alternative base rate plus a margin of 1.50% to 1.75% or (ii) adjusted LIBO plus a margin of 2.50% to 2.75%. The alternative base rate is the greater of Credit Suisse’s prime rate and the federal funds effective rate plus 0.50%. Overdue amounts under the Credit Agreement bear interest at a rate per annum equal to 2.00% plus the rate otherwise applicable to such loan.
The Borrower is required to pay the Lenders a commitment fee at a rate per annum of 0.50% on the average daily unused amount of the revolving credit facility commitments of such Lenders during the period for which payment is made, payable quarterly in arrears. The term loan is payable in 24 consecutive quarterly installments of (i) $500,000 in the case of each of the first 23 installments, on the last day of each of September, December, March, and June commencing September 30, 2007 and ending on March 31, 2013, and (ii) the balance due on May 14, 2013. The revolving credit facility terminates on May 14, 2012, at which time all outstanding borrowings under the revolving credit facility are due. The Borrower may optionally prepay loans under the Credit Agreement at any time, without penalty. The loans are subject to mandatory prepayment in certain circumstances.
The Credit Agreement contains customary representations and warranties as well as affirmative and negative covenants. Affirmative covenants include, among others, with respect to the Company and its subsidiaries, maintenance of existence, financial and other reporting, payment of obligations, maintenance of properties and insurance, maintenance of a credit rating, and interest rate protection. Negative covenants include, among others, with respect to the Company and its subsidiaries, limitations on incurrence or guarantees of indebtedness, limitations on liens, limitations on sale and lease-back transactions, limitations on investments, limitations on mergers, consolidations, asset sales and acquisitions, limitations on dividends, share redemptions and other restricted payments, limitations on affiliate transactions, limitations on hedging transactions, and limitations on capital expenditures. The Credit Agreement also includes a leverage ratio covenant and an interest coverage ratio covenant (the ratio of the Company’s consolidated EBITDA to its consolidated interest expense as calculated pursuant to the Credit Agreement).
The Credit Agreement contains customary events of default, including, among others, inaccuracy of representations and warranties in any material respect, non-payment of principal, interest or other amounts when due, violation of covenants, cross-defaults with other material indebtedness, certain undischarged judgments, the occurrence of certain ERISA or bankruptcy or insolvency events and the occurrence of a Change in Control (as defined in the Credit Agreement). Upon the occurrence and during the continuance of an event of default under the Credit Agreement, the Lenders may declare the loans and all other obligations under the Credit Agreement immediately due and payable. A bankruptcy or insolvency event of default causes such obligations automatically to become immediately due and payable.
The obligations of the Borrower under the Credit Agreement are guaranteed by the Company, the domestic subsidiaries of the Company, and certain other material subsidiaries pursuant to a Guarantee and Collateral Agreement, dated May 14, 2007 (the “Guarantee and Collateral Agreement”), among the Company, the subsidiary guarantors party thereto from time to time (the “Guarantors”), and the Agent on behalf of the Lenders, and in addition by certain foreign law guarantees issued by certain of the Guarantors. The loans and the other obligations of the Borrower under the Credit Agreement and related loan documents and the guarantee obligations of the Company and Guarantors are secured by substantially all of the tangible and intangible assets of the Borrower, the Company, and each Guarantor (including, without limitation, intellectual property and the capital stock of certain subsidiaries) pursuant to the Guarantee and Collateral Agreement, and pursuant to certain foreign debentures and charges against their assets.
The foregoing descriptions of the Credit Agreement and the Guarantee and Collateral Agreement do not purport to be complete statements of the parties’ rights under such agreements and are qualified in their entirety by reference to the full text of the Credit Agreement and the Guarantee and Collateral Agreement, which are filed as Exhibits 10.1 and 10.2 hereto, respectively.
In conjunction with the Credit Agreement the Company entered into a $160 million Hedge Contract at a rate of 5.1015% to limit its exposure to the possible fluctuations of the LIBOR. Under the terms of the Credit Agreement the Company is required to hedge a minimum of 50% of the Term Loan for a period of 2 years.

Item 2.01. Completion of Acquisition or Disposition of Assets
On May 14, 2007, the Company and SkillSoft Corporation, a Delaware corporation (the “Subsidiary”), completed its previously announced acquisition of Thomson Learning’s NETg business (the “Business”) from Thomson Learning, Inc., a Delaware corporation (“Thomson Learning”), Thomson Global Resources, a corporation incorporated under the laws of the Republic of Ireland (“TGR”), Thomson France SARL, a French limited liability company (“Thomson France”), Thomson Holdings GmbH, a company legally established under the laws of Germany (“Thomson Germany”), The Thomson Corporation (Australia) Pty Ltd, an Australian private limited company (“Thomson Australia”), and Thomson Information & Solutions Limited, a corporation organized under the laws of England and Wales (“Thomson UK”) pursuant to a Stock and Asset Purchase Agreement (the “Purchase Agreement”) dated October 25, 2006. The Purchase Price for the Acquisition was adjusted prior to Closing based on the audited 2005 results of operation of the Business to $269,737,570 and was paid in cash. The cash consideration was financed through available cash balances and bank financing from Credit Suisse of approximately $200 million. The purchase price is subject to further adjustment after the Closing based on the balance sheet of the Business.
The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference [, as amended by the Side Letter to the Purchase Agreement, dated May 14, 2007, by and among all of the parties to the Purchase Agreement, attached as Exhibit 2.2 hereto].
The acquisition included the purchase of (i) certain assets and liabilities of the Business in the United States from Thomson Learning (the “Asset Purchase”), (ii) the stock of the Thomson Corporation subsidiaries that are engaged exclusively or primarily in the Business (the “Stock Purchase”), and (iii) certain intellectual property assets of the Business, known as the “Monsoon Platform” from TGR (the “Monsoon Purchase”).

Item 2.03. Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement of a Registrant
See Item 1.01 above, the contents of which are incorporated by reference herein.

Item 8.01 Other Events
Reference is hereby made to the Company’s press release dated May 14, 2007 announcing the closing of the Acquisition, which is attached hereto as Exhibit 99.1, each of which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
     (a) Financial statements of NETg
SkillSoft Public Limited Company intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report was required to be filed.
     (b) Pro forma financial information
SkillSoft Public Limited Company intends to file the pro forma financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report was required to be filed.
     (d) Exhibits
See Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkillSoft Public Limited Company
Date: May 14, 2007	By:	/s/ Charles E. Moran
Charles E. Moran
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock and Asset Purchase Agreement dated as of October 25, 2006, by and among SkillSoft Public Limited Company, SkillSoft Corporation, Thompson Learning Inc., Thomson Global Resources, T.N.H. France SARL, T.N.H. Holdings GmbH, The Thomson Corporation (Australia) Pty Ltd., and Thomson Information & Solutions Limited (incorporated by reference to Exhibit 2.1 of SkillSoft Public Limited Company Current Report on Form 8-K dated October 25, 2006 and filed October 26, 2006).

2.2	Side Letter to Purchase Agreement, dated as of May 14, 2007, by and among SkillSoft Public Limited Company, SkillSoft Corporation, Thompson Learning Inc., Thomson Global Resources, T.N.H. France SARL, T.N.H. Holdings GmbH, The Thomson Corporation (Australia) Pty Ltd., and Thomson Information & Solutions Limited.]

10.1	Credit Agreement, dated May 14, 2007, among the Company, SkillSoft Corporation, as borrower, Credit Suisse, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC, as sole bookrunner and sole lead arranger, Keybank National Association, as syndication agent, Silicon Valley Bank, as documentation agent, and the lenders party thereto

10.2	Guarantee and Collateral Agreement, dated May 14, 2007, among the Company and the subsidiary guarantors party thereto

99.1	Press release dated May 14, 2007